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                                                                    EXHIBIT 23.8

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 for USI, Inc. of our report on the consolidated financial statements of Eljer Industries, Inc. and subsidiaries dated February 14, 1997 included in Form 8-K/A dated April 7, 1997 for Zurn Industries, Inc. It should be noted that we have audited the consolidated financial statements of Eljer Industries, Inc. and subsidiaries as of and for the three fiscal years ended December 29, 1996. We have not audited any financial statements subsequent to December 29, 1996 or performed any audit procedures subsequent to the date of our report.

                                                     /s/ ARTHUR ANDERSEN LLP


Dallas, Texas
April 10, 1998